CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-217924 of Phillips Edison Grocery Center REIT III, Inc. on Form S-11 of our report dated March 27, 2019, relating to the statement of revenues and certain operating expenses of Ashburn Farm Market Center LLC for the year ended December 31, 2018 (which report expresses an unmodified opinion and includes an emphasis of matter paragraph referring to the purpose of the statement) appearing in the Current Report on Form 8-K/A of Phillips Edison Grocery Center REIT III, Inc. filed on March 27, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP

Cincinnati, Ohio
April 10, 2019